                                                                    Exhibit 99.1
                   United National Bancorp Reports Increased
                             First Quarter Earnings

Bridgewater, NJ--April 16, 2003--United National Bancorp (Nasdaq: UNBJ), parent company of UnitedTrust Bank, today reported a 48% increase in net income per diluted share for the first quarter of 2003 from the same period in 2002. Net income for the first quarter of 2003 was $7.6 million or $0.40 per diluted share compared with $4.0 million or $0.27 per diluted share for the same period in 2002.

"We are pleased with our first quarter earnings, particularly given the continued weakness in overall economic conditions," stated Thomas C. Gregor, chairman and chief executive officer of United National Bancorp. "On our lending side, we have seen attractive growth in the residential mortgage, commercial and consumer portfolios from year-end 2002. Our total loans have grown $76 million or 4.5% since year-end, representing an annual growth rate of 18%."

Mr. Gregor added, "Deposits have also grown, increasing $26 million from year-end 2002. This growth was concentrated in our demand deposits and low cost savings products. We are also realizing cost savings benefits from our increased size following last year's acquisition of Vista Bancorp. The Vista merger has produced the results we anticipated in the short term, and we continue to expect additional benefits to the Company from this acquisition in the longer term. The speed and success of our integration of Vista has enabled our management team to remain focused on our goal of continued improvement in our performance."

During the first quarter of 2003, net income was favorably impacted by a lower loan loss provision compared to the same period last year, as well as gains on securities transactions. This lower loan loss provision was the result of continued improvement in asset quality. The gains on securities transactions were predominantly the result of selling mortgage-backed securities to take advantage of current market conditions and the opportunity to reinvest the proceeds, expecting that otherwise these securities would have been prepaid in the near term at par value. Net income was adversely impacted during the quarter by higher occupancy expenses attributable to poor weather conditions and related snow removal expenses.

During the first quarter of 2002, the Company recorded an additional after-tax loan loss provision of $2.2 million or $0.15 per diluted share. This was partially offset by a non-recurring after-tax recovery of $693,000 or $0.05 per diluted share related to the dissolution of United Financial Services, Inc., a joint venture data services provider that ceased operations during 1999.

Net Interest Income (Tax Equivalent Basis)

In the first quarter of 2003, net interest income increased 30.6% to $24.8 million from $19.0 million in the same quarter of 2002. This growth resulted from an increase of $747 million in average interest earning assets primarily related to the acquisition of Vista Bancorp during the third quarter of 2002, which was accounted for using the purchase method of accounting, partially offset by a 31 basis-point narrowing in the net interest margin. On a linked-quarter basis, net interest income declined 4.1% from the $25.8 million earned in the fourth quarter of 2002. This decrease resulted primarily from an 11 basis-point decline in the net interest margin.

The net interest margin for the first quarter of 2003 was 3.88% as compared to 4.19% in the first quarter of 2002. This 31 basis point narrowing was partially attributable to a reduction in the net interest spread from 3.68% to 3.55%, the result of a more rapid fall in rates on earning assets than on interest bearing funds. The decline in the average rate on interest earning assets was largely due to a sharp rise in prepayments on mortgage-related assets, a 50 basis-point decline in the prime rate and in other short-term interest rates, and a higher level of average short-term investments. The remaining 18 basis-point decline in the net interest margin was attributable to a decline in the proportion of net non-interest bearing funds to total sources of funds primarily as a result of the Vista merger and also as a result of the lower 2003 interest rate environment.

The first quarter net interest margin of 3.88% for 2003 declined 11 basis points from 3.99% in the fourth quarter of 2002. This decline was due in part to a 3 basis-point narrowing in the net interest spread to 3.55% from 3.58%, resulting primarily from the receipt of fees on the prepayment of certain commercial and commercial real estate loans during the fourth quarter of 2002. The remaining 8 basis-point decline in the net interest margin was attributable to a lower contribution of net non-interest bearing funds and from common stock repurchases made under the Company's new repurchase plan announced in November 2002. During the first quarter of 2003, we purchased 67,000 common shares at an average cost of $23.95 per share. The decline in net non-interest bearing funds resulted primarily from the acceleration in prepayment speeds on mortgage-backed securities, which in turn led to a higher level of securities pending settlement.

Loans

Average loans were $1,700 million in the first quarter of 2003 compared to $1,243 million in the first quarter of 2002 and $1,629 million in the fourth quarter of 2002. For the first quarter of 2003, average loans rose 36.7% and 4.3% from the first and fourth quarters of 2002, respectively. The growth in average total loans in the first quarter over the same period of a year ago was principally due to the effect of the Vista merger. Excluding the impact of the Vista merger, average loans for the first quarter of 2003 increased $43 million or 3.4% over the first quarter of 2002, due to growth in residential mortgage loans. The 4.3% increase in average loans in the first quarter of 2003 from the fourth quarter of 2002, which represents an annual growth rate of 17.3%, was due predominantly to an increase in residential mortgage loans, partly offset by a decline in commercial real estate loans.

Deposits

For the first quarter of 2003, average deposits were $2,171 million, up $765 million or 54.4% from $1,406 million for the first quarter of 2002 but down $3 million from $2,174 million for the fourth quarter of 2002. Excluding the effect of the Vista merger, average deposits grew $148 million or 10.5% in the first quarter of 2003 from the same quarter of 2002. Although average deposits were largely unchanged on a linked-quarter basis, average demand, money market account and savings deposit balances in total increased 1.4% in the first quarter of 2003, while average time deposits, principally certificates of deposit, declined 2.5%.

Non-Interest Income

First quarter non-interest income for 2003 amounted to $8.5 million, up 44.5% from the $5.9 million earned in the first quarter of 2002 and up 41.0% from the $6.1 million earned in the fourth quarter of 2002. The increase from the first quarter of 2002 was attributable to the realization of $2.8 million in gains on securities transactions in the first quarter of 2003 and the impact of the Vista merger, partly offset by a $1.2 million recovery on the dissolution of a joint venture in the first quarter of 2002. The Company sold $47 million in available for sale mortgage-backed securities during the first quarter of 2003 in an effort to realize gains and reinvest the proceeds, expecting that otherwise these securities would be prepaid in the near term at par value. Typically, such prepayments have an adverse effect on the yields on average loans and securities and, accordingly, on net interest income.

On a linked-quarter basis, the increase of 41.0% was principally attributable to the realization of the same $2.8 million in gains on securities transactions.

Non-Interest Expense

Non-interest expense for the first quarter of 2003 was $21.1 million, a 43.5% increase from $14.7 million in the first quarter of 2002 and a 6.1% increase from $19.9 million in the fourth quarter of 2002. The increase over the first quarter of 2002 was primarily due to the impact of the Vista merger of approximately $3.4 million, higher pension and healthcare costs, a substantial increase in snow removal/parking lot maintenance costs, increased intangible asset amortization related to the Vista merger, and a $500,000 charge incurred on the settlement of a lawsuit with a vendor used in the divested credit card business.

The 6.1% linked quarter increase in non-interest expense was due primarily to a $696,000 increase in snow removal/parking lot maintenance costs and the previously mentioned legal settlement. The increased snow removal/parking lot maintenance costs served to reduce diluted earnings per share by $0.02.

United National's efficiency ratio was 65.21% for the first quarter of 2003 compared to 60.41% for the same quarter of 2002 and 59.27% for the fourth quarter of 2002. The rise in the efficiency ratio in the first quarter of 2003 from the fourth quarter of 2002 was primarily due to a decline in revenues and the higher snow removal/parking lot maintenance costs incurred during the first quarter of this year. Efficiency ratio calculations exclude non-recurring income and charges, gains on securities transactions, amortization of intangible assets and foreclosed asset expense.

Asset Quality

Non-performing assets were $16.8 million at March 31, 2003, $16.3 million at year-end 2002 and $12.2 million at March 31, 2002. Non-performing assets as a percentage of total loans and foreclosed assets were 0.97% at March 31, 2003 and 2002 and 0.98% at December 31, 2002. The majority of the increase in non-performing assets between March 31, 2002 and March 31, 2003 were from assets acquired in the Vista merger.

The allowance for loan losses was $21.5 million at March 31, 2003, $20.4 million at year-end 2002, and $16.3 million at March 31, 2002. The increase in the allowance at the end of the first quarter of 2003 from a year earlier was primarily from allowances related to loans acquired in the Vista merger. The allowance for loan losses as a percentage of total loans was 1.23% at both March 31, 2003 and December 31, 2002 and was 1.30% at March 31, 2002.

Financial Ratios

The return on average assets was 1.06% for both first quarter of 2003 and the fourth quarter of 2002. The return on average stockholders' equity amounted to 11.46% for the first quarter of 2003 and 11.24% for the fourth quarter of 2002. These returns on average stockholders' equity were adversely impacted by the Vista merger and the required application of the purchase method of accounting, which resulted in a greater increase in stockholders' equity than would have occurred under the pooling of interests method of accounting. Cash return on average tangible stockholders' equity was 18.56% for the first quarter of 2003 and 18.33% for the fourth quarter of 2002. Cash return on average tangible assets was 1.16% for the first quarter of 2003 and 1.19% for the fourth quarter of 2002. Cash-based data excludes the after-tax impact of goodwill and other intangibles, primarily core deposit premiums.

The return on average assets for the first quarter of 2002 was 0.81%, while the return on average stockholders' equity for this period was 10.13%. The higher loan loss provision recorded in the first quarter of 2002 adversely affected both the return on average assets and the return on average stockholders' equity for the first quarter of 2002.

General Information

United National Bancorp is a $3.0 billion asset holding company headquartered in Bridgewater, New Jersey operating 53 community banking offices throughout Essex, Hunterdon, Middlesex, Morris, Somerset, Union and Warren counties in New Jersey and Lehigh and Northampton counties in Pennsylvania. The Bank provides retail banking, alternative financial products, insurance services, business banking services, commercial lending, construction and commercial real estate lending, consumer and mortgage lending and trust and investment services. Visit United National Bancorp and UnitedTrust Bank on the World Wide Web at www.unitedtrust.com.

The foregoing contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about our confidence and strategies and our expectations about earnings, opportunities, and market conditions. These statements may be identified by such forward-looking terminology as "expect", "believe", "anticipate", "optimistic", or by expressions of confidence such as "for the coming months", "consistent", "continue", "strong", "superior" or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, expected cost savings from the Vista acquisition or other planned programs not being realized or not being realized within the expected time frame; income or revenues from the Vista acquisition or other planned programs being lower than expected or operating costs higher; competitive pressures in the banking or financial services industries increasing significantly; business disruption related to program implementation or methodologies; weakening of economic conditions in New Jersey or Pennsylvania; changes in legal, regulatory and tax structures; and unanticipated occurrences delaying planned programs or initiatives or increasing their costs or decreasing their benefits. Actual results may differ materially from such forward-looking statements. The Company does not assume any obligation for updating any such forward-looking statements at any time.

Contact: media, Donald E. Reinhard, 908-429-2370, or investors, Alfred J. Soles, 908-429-2406, both of United National Bancorp.

                                      # # #